Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

(Dollar amounts presented in thousands, except per share amounts)

On March 25, 2016, pursuant to the Stock and Asset Purchase Agreement (the “Purchase Agreement”), dated as of November 7, 2015, between Littelfuse, Inc., a Delaware corporation (“Littelfuse” or the “Company”), and TE Connectivity Ltd., a Swiss corporation (“Seller”), the Company completed its previously announced acquisition of Seller’s circuit protection business (the “CP Business” or the “Acquired Business”). See Note 1 to this unaudited pro forma condensed combined financial information for additional information on the Transaction (as defined herein). The unaudited pro forma condensed combined financial information is presented to illustrate the effects of the acquisition (the “Acquisition”) of the CP Business by the Company and certain contemporaneous financing transactions (collectively, the “Transaction”).

The unaudited pro forma condensed combined balance sheet as of January 2, 2016 and the unaudited pro forma condensed combined statement of operations for the year ended January 2, 2016 are based upon, derived from and should be read in conjunction with the historical audited consolidated financial statements of the Company for the year ended January 2, 2016 (which are available in the Company’s Annual Report on Form 10-K for the year ended January 2, 2016, as filed with the Securities and Exchange Commission (the “SEC”) on March 1, 2016), and the historical financial statements of the CP Business included in this Form 8-K/A.

For purposes of the pro forma condensed combined statement of operations, results for the CP Business are presented for the twelve-month period ended December 25, 2015. This information was derived from the historical audited statement of operations of the CP Business for the year ended September 25, 2015, as included within this Form 8-K/A and the historical unaudited statements of operations of the CP Business for the three months ended December 25, 2015 and December 26, 2014, as included within this Form 8-K/A. For purposes of the pro forma condensed combined balance sheet, we utilized the unaudited historical balance sheet of the CP Business as of December 25, 2015 included in this Form 8-K/A.

The unaudited pro forma condensed combined statement of operations for the year ended January 2, 2016 assumes that the Transaction occurred on December 28, 2014, the beginning of our fiscal year ended January 2, 2016. The unaudited pro forma condensed combined balance sheet as of January 2, 2016 assumes that the Transaction occurred on January 2, 2016. The historical condensed combined financial information has been adjusted to give effect to pro forma events that are: 1) directly attributable to the Acquisition; 2) factually supportable; and 3) with respect to the statement of operations, expected to have a continuing impact on the combined results. In the opinion of management, all adjustments necessary to present fairly the unaudited pro forma condensed combined financial information have been made. The assumptions underlying the pro forma adjustments are described fully in the accompanying notes, which should be read in conjunction with the unaudited pro forma condensed combined financial information.

The Acquisition is being accounted for as a business combination using the acquisition method of accounting under the provisions of Accounting Standards Codification ("ASC") Topic 805, "Business Combinations" ("ASC 805"), and using the fair value concepts defined in ASC Topic 820, "Fair Value Measurements" ("ASC 820"). ASC 820 defines the term "fair value" and sets forth the valuation requirements for any asset or liability measured at fair value, expands related disclosure requirements and specifies a hierarchy of valuation techniques based on the nature of the inputs used to develop fair value measures. Fair value is defined in ASC 820 as "the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date". This is an exit price concept for the valuation of the asset or liability. In addition, market participant are assumed to be buyers and sellers in the principal (or the most advantageous) market for the asset or liability. Many of these fair value measurements can be highly subjective, and it is possible that other professionals, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts. Under ASC 805, all assets acquired and liabilities assumed are recorded at their acquisition date fair value. The allocation of the purchase price as reflected in the unaudited pro forma condensed combined financial information is based upon management's internally developed preliminary estimates of the fair market value of the assets acquired and liabilities assumed, as if the Acquisition had occurred on the above dates. This allocation of the purchase price depends upon certain estimates and assumptions, all of which are preliminary and, in some instances, are incomplete and have been made solely for the purpose of developing the unaudited pro forma condensed combined financial information. Any adjustments to the preliminary estimated fair value amounts could have a significant impact on the unaudited pro forma condensed combined financial information contained herein, and our future results of operations and financial position.

The unaudited pro forma condensed combined financial information is not necessarily indicative of the combined financial position or results of operations that would have been realized had the Transaction occurred as of the dates indicated, nor is it meant to be indicative of any anticipated combined financial position or future results of operations that the Company will experience after the Transaction. In addition, the accompanying unaudited pro forma condensed combined statement of operations does not include any expected cost savings, operating synergies, or revenue enhancements that may be realized subsequent to the Transaction, or the impact of any non-recurring activity and transaction-related or integration-related costs.

Littelfuse, Inc.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of January 2, 2016

(In thousands of USD)	Historical Littelfuse as of January 2, 2016	Historical CP Business as of December 25, 2015	Accounting Policy & Reclassification Adjustments	Note References	Acquisition Adjustments	Note References	Financing Adjustments	Note References	Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$328,786	$-	$-		$(356,278)	5g, 5a	$161,000	6a	$133,508
Short-term investments	4,179	-	-		-		-		4,179
Accounts receivable, less allowances	142,882	29,220	-		-		-		172,102
Inventories	98,629	20,230	-		9,770	5b	-		128,629
Prepaid expenses and other current assets	8,959	5,165	-		-		-		14,124
Deferred income taxes	-	5,181	(5,181)	3	-		-		0
Assets held for sale	-	-	-		-		-		-
Total current assets	583,435	59,796	(5,181)		(346,508)		161,000		452,542
Property, plant, and equipment:
Land	5,236	-	6,032	4	(1,602)	5c	-		9,666
Buildings	71,383	-	14,511	4	3,377	5c	-		89,271
Equipment	382,429	-	118,527	4	(79,041)	5c	-		421,915
Construction in Process	-	-	2,555	4	-	5c	-		2,555
Accumulated depreciation and amortization	(296,480)	-	(102,693)	4	102,693	5c	-		(296,480)
Net property, plant and equipment	162,568	38,932	-		25,427				226,927
Intangible assets, net of amortization:
Patents, licenses and software	20,221	-	16,705	4	39,295	5d	-		76,221
Distribution network	16,490	-	-				-		16,490
Customer lists, trademarks and tradenames	54,912	-	-		53,000	5d	-		107,912
Intellectual Property	-	16,705	(16,705)	4			-		-
Other Intangibles	-	704	-		(704)	5d	-		-
Goodwill	189,767	80,000	-		67,850	5e	-		337,617
Investments	15,197	-	-		-		-		15,197
Deferred income taxes	8,333	4,978	5,181	3	-		-		18,492
Other assets	14,058	7,277	-		-		-		21,335
Total assets	$1,064,981	$208,392	$-		$(161,641)		$161,000		$1,272,732
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$51,658	$17,517	$-		-		-		$69,175
Accrued payroll	32,611	-	9,978	4	-		-		42,589
Accrued expenses	24,145	-	6,205	4	-		-		30,350
Accrued severance	3,798	-	3,302	4	-		-		7,100
Accrued income taxes	10,621	-	1,981	3, 4	-		-		12,602
Accrued and other current liabilities	-	21,601	(21,601)	4	-		-		-
Current portion of long-term debt	87,000	-	-		-		-		87,000
Total current liabilities	209,833	39,118	(135)		-		-		248,816
Long-term debt, less current portion	84,474	-	-		-		$161,000	6a	245,474
Deferred income taxes	8,014	6,710	134	3	4,929	5f	-		19,788
Accrued post-retirement benefits	5,653	-	-		-		-		5,653
Income taxes	-	4,617	-		(4,617)	5i	-		-
Other long-term liabilities	12,809	2,272	-				-		15,081
Shareholders’ equity:
Preferred stock, par value $0.01 per share: 1,000,000 shares authorized; no shares issued and outstanding	-	-	-		-		-		-
Common stock, par value $0.01 per share: 34,000,000 shares authorized; shares issued, 2015 -22,420,785; 2014 - 22,585,529	224	-	-		-		-		224
Treasury stock, at cost: 362,748 and 199,266 shares, respectively	(32,766)	-	-		-		-		(32,766)
Additional paid-in capital	259,553	-	-		-		-		259,553
TE Connectivity Net Investment	-	139,642	-		(139,642)	5h	-		-
Accumulated other comprehensive income	(45,673)	16,033	-		(16,033)	5h	-		(45,673)
Retained earnings	562,717	-	-		(6,278)	5g	-		556,439
Littelfuse, Inc. shareholders’ equity	744,055	155,675	-		(161,953)		-		737,777
Non-controlling interest	143	-	-		-		-		143
Total equity	744,198	155,675	-		(161,953)		-		737,920
Total liabilities and equity	$1,064,981	$208,392	$(1)		$(161,641)		$161,000		$1,272,732

See the accompanying notes to the unaudited pro forma condensed combined balance sheet.

Littelfuse, Inc.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended January 2, 2016

(In thousands of USD, except per share amounts)	Historical Littelfuse	Historical CP Business for the 12 month period ended December 25, 2015	Reclassification Adjustments	Note References	Acquisition Adjustments	Note References	Financing Adjustments	Note References	Pro Forma Combined

Net sales	$867,864	$174,592	$-		$-		$-		$1,042,456
Cost of sales	537,365	112,144	(2,064)	4	257	7a	-		647,702
Gross Profit	330,499	62,448	2,064		(257)		-		394,754

Selling, general and administrative expenses	153,714	30,153	112	4	(3,610)	7a, 7c	-		180,369
Research and development expenses	30,802	-	13,320	4	27	7a	-		44,149
Research, development and engineering expenses	-	13,320	(13,320)	4	-		-		-
Pension settlement expenses	29,928	-	-		-		-		29,928
Restructuring	-	112	(112)	4	-		-		-
Amortization of intangibles	11,898	-	2,064	4	7,069	7b	-		21,031
Total operating expenses	226,342	43,585	2,064		3,486		-		275,477
Operating income	104,157	18,863	-		(3,743)		-		119,277

Interest expense	4,091	-	-		-		2,761	8a	6,852
Foreign exchange (gain) loss	(1,465)	-	-		-		-		(1,465)
Other expense (income), net	(5,417)	-	-		-		-		(5,417)
Income before income taxes	106,948	18,863	-		(3,743)		(2,761)		119,307
Income taxes	24,482	6,573	-		(860)	7d	(1,049)	8b	29,146
Net income	$82,466	$12,290	$-		$(2,883)		$(1,712)		$90,161

Income per share:
Basic	$3.65								$4.00
Diluted	$3.63								$3.97

Weighted-average shares and equivalent shares outstanding:
Basic	22,565						-	8c	22,565
Diluted	22,719						-	8c	22,719

See the accompanying notes to the unaudited pro forma condensed combined statement of operations.

Littelfuse, Inc.

Notes to the Unaudited Condensed Combined Financial Information

(In thousands, except per share amounts)

1. Description of Transaction

On March 25, 2016, pursuant to the Stock and Asset Purchase Agreement (the “Purchase Agreement”), dated as of November 7, 2015, between Littelfuse, Inc., a Delaware corporation (“Littelfuse” or the “Company”), and TE Connectivity Ltd., a Swiss corporation (“Seller”), the Company completed its previously announced acquisition of Seller’s circuit protection business (the “CP Business”), as further described below.

On the terms and conditions set forth in the Purchase Agreement, the Company acquired the CP Business from Seller by acquiring certain entities and assets comprising the CP Business (the “Transaction”) for a purchase price of $350,000 thousand in cash, subject to certain post-closing working capital and other adjustments. The Company acquired all of the shares and other equity interests of certain Seller subsidiaries, and all of the assets of other Seller subsidiaries that are primarily or exclusively related to the CP Business (as further described in the Purchase Agreement). In connection with the Transaction, the Company assumed certain liabilities of the CP Business. Both the Company and the Seller have agreed, following the closing, to indemnify the other party for losses arising from certain breaches of the Purchase Agreement and for certain other liabilities, subject to certain limitations. The company funded the acquisition with available cash and proceeds from its revolving credit facility.

The CP Business consists of the Seller’s global circuit protection business, which manufactures, distributes and sells resettable circuit protection devices, in particular for the automotive, battery, industrial, communications and mobile computing markets. The CP Business is directed from Menlo Park, California with manufacturing facilities in Shanghai and Kunshan, China and Tsukuba, Japan.

2. Basis of Presentation

The unaudited pro forma condensed combined statement of operations for the fiscal year ended January 2, 2016 was derived from the audited consolidated financial statements included in the Company’s Annual Report on Form 10-K ("FY15 Form 10-K") for the fiscal year ended January 2, 2016, and the unaudited historical financial information of the CP Business for the twelve-month period ended December 25, 2015, and has been prepared as if the Acquisition had occurred on December 28, 2014, the beginning of the Company’s fiscal year ended January 2, 2016. The unaudited pro forma condensed combined balance sheet as of January 2, 2016 combines the consolidated balance sheet included in the Company’s FY15 Form 10-K with the historical unaudited balance sheet for the CP Business as of December 25, 2015, and has been prepared as if the Acquisition had occurred on January 2, 2016. The unaudited pro forma condensed combined financial information herein has been prepared to illustrate the effects of the Acquisition in accordance with U.S. GAAP and pursuant to Article 11 of Regulation S-X.

The CP Business audited historical combined financial statements for the year ended September 25, 2015 and unaudited condensed combined financial statements as of December 25, 2015 and for the three month periods ended December 25, 2015 and December 26, 2014 are included in this Current Report on Form 8-K/A. These statements should be read in conjunction with such historical financial statements. The historical financial information is adjusted in the unaudited pro forma condensed combined financial information to give effect to pro forma adjustments that are: (1) directly attributable to the Acquisition; (2) factually supportable; and (3) with respect to the pro forma condensed statement of operations, expected to have a continuing impact on the combined results. As discussed in Notes 3 and 4, the historical financial statements of the CP Business have been adjusted to conform to Littelfuse’s accounting policies and to reflect certain reclassifications to conform to Littelfuse’s financial statement presentation.

The Company has accounted for the Acquisition under the acquisition method of accounting in accordance with the authoritative guidance on business combinations under the provisions of ASC 805. The allocation of the purchase price as reflected in the unaudited pro forma condensed combined financial information was based on a preliminary valuation of the assets acquired and liabilities assumed, and the accounting is subject to revision as more detailed analyses are completed and additional information about the fair value of assets acquired and liabilities assumed becomes available. The final purchase price allocation may include changes to the amount of intangible assets, goodwill, and deferred taxes, as well as other items. Accordingly, the pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial information. Differences between these preliminary estimates and the final purchase accounting may occur, and these differences could be material.

Assets acquired and liabilities assumed in a business combination that arise from contingencies must be recognized at fair value if the fair value can be reasonably estimated. If the fair value of an asset or liability that arises from a contingency cannot be determined, the asset or liability would be recognized in accordance with ASC 450, “Disclosure of Certain Loss Contingencies” (“ASC 450”). If the fair value is not determinable and the ASC 450 criteria are not met, no asset or liability would be recognized. Management is not aware of any material contingencies related to the CP Business.

The unaudited pro forma condensed combined financial information is presented solely for informational purposes and is not necessarily indicative of the combined results of operations or financial position that might have been achieved for the periods presented, nor is it necessarily indicative of the future results of the combined company. The unaudited pro forma condensed combined financial information does not reflect any cost savings from future operating synergies or integration activities, if any, or any revenue, tax, or other synergies, if any, that could result from the Acquisition.

The following table presents the reconciliation of the CP Business historical unaudited statements of operations for the three month periods ended December 25, 2015 and December 26, 2014, and the year ended September 25, 2015 included in this Form 8-K/A, to the twelve month period ended December 25, 2015, presented in the unaudited pro forma statement of operations.

		Unaudited as reported by the CP Business
		Plus:	Less:
	FY 2015	Q1 FY 2016	Q1 FY 2015	12 Months Ended December 25, 2015
(in thousands)
Net sales	$193,288	$35,821	$54,517	$174,592
Cost of sales	122,907	24,030	34,793	112,144
Gross margin	70,381	11,791	19,724	62,448
Selling expenses	18,175	3,919	4,988	17,106
General and administrative expenses	13,954	2,675	3,582	13,047
Research, development, and engineering expenses	13,760	3,335	3,775	13,320
Restructuring charges, net	483	1	372	112
Income before income taxes	24,009	1,861	7,007	18,863
Income tax expense	9,770	1,042	4,239	6,573
Net income	$14,239	$819	$2,768	$12,290

3. Accounting Policies

Acquisition accounting rules require evaluation of certain assumptions and estimates, as well as determination of financial statement classifications which are completed during the measurement period as defined in current accounting standards. Littelfuse has completed a preliminary review of accounting policies for purposes of the unaudited pro forma combined financial information, during which review, Littelfuse identified the following difference in accounting policies:

        Adoption of ASU No. 2015-17, "Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes"

In November 2015, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2015-17 – Income taxes (Topic 740): Balance Sheet Classification of Deferred Taxes which amends the presentation of deferred income tax liabilities and assets to be classified as noncurrent in a classified statement of financial position. The amendments in the ASU are effective for financial statements issued for annual periods beginning after December 15, 2016. The Company has adopted the new standard on January 2, 2016. As a result of the adoption of ASU No. 2015-17 by the Company, the Company reclassified $5,181 thousand of the CP Business’s historical current deferred income tax assets to non-current classification and $134 thousand of the CP Business’s historical current deferred income tax liability to non-current classification.

Management will conduct a final review of the CP Business’s accounting policies in an effort to determine if differences in accounting policies require adjustment of the CP Business’s results of operations or of assets or liabilities to conform to the Company’s accounting policies, or other adjustments which may be required by acquisition accounting rules. As a result of that review, management may identify differences that, when conformed, could have a material impact on this unaudited pro forma condensed combined financial information.

4. Reclassifications of Historical CP Business Financial Information

Certain reclassification adjustments have been made to the CP Business’s historical financial statements to conform to the Company’s statement of operations and balance sheet presentation:

(in thousands)
Financial Statement Line Item	Historical CP Business	Reclassification Adjustment	Reclassified CP Business
Statement of Operations for the 12 months ended December 25, 2015

Restructuring	112	(112)	-
Selling, general and administrative expenses	30,153	112	30,265

Amortization of intangibles	-	2,064	2,064
Cost of sales	112,144	(2,064)	110,080

Research and development expenses	-	13,320	13,320
Research, development and engineering expenses	13,320	(13,320)	-

Balance Sheet as of December 25, 2015

Intellectual Property	16,705	(16,705)	-
Patents, licenses and software	-	16,705	16,705

Accrued and other current liabilities	21,601	(21,601)	-
Accrued payroll	-	9,978	9,978
Accrued expenses	-	6,205	6,205
Accrued severance	-	3,302	3,302
Accrued income taxes	-	2,115	2,115
			-

Net property, plant and equipment	38,932	(38,932)	-
Land	-	6,032	6,032
Buildings	-	14,511	14,511
Equipment	-	118,527	118,527
Construction in Process	-	2,555	2,555
Accumulated depreciation and amortization	-	(102,693)	(102,693)

5. Unaudited Pro Forma Condensed Combined Balance Sheet Adjustments Related to the Acquisition

The allocation of the purchase price discussed below is preliminary. The final allocation of the purchase price will be determined at a later date and is dependent on a number of factors, including the final evaluation of the fair value of the CP Business’s tangible and identifiable intangible assets acquired and liabilities assumed. Such final adjustments, which may include other increases or decreases to amortization resulting from the allocation of the purchase price to amortizable tangible and intangible assets, along with the related income tax effect, may be material.

The consideration paid and preliminary allocation of the purchase price to the fair value of the CP Business’s assets acquired and liabilities assumed prepared as if the acquisition date were January 2, 2016 is presented as follows.

		USD in Thousands
	Note	Amounts as of Acquisition Date
Total Consideration paid to Sellers	5a	$350,000

Book value of net assets acquired at December 25, 2015		$155,675
Adjusted for:
Elimination of existing goodwill and intangible assets		$(97,409)
Adjusted book value of net assets acquired		$58,266
Adjustments to:
Inventories	5b	$9,770
Property, plant and equipment, net	5c	$25,427
Intangible assets	5d	$109,000
Deferred Income Taxes	5f	$(4,929)
Income Tax	5i	$4,617
Goodwill	5e	$147,850
Reconciliation to consideration transferred		$350,000

5(a) Represents cash consideration transferred to the Sellers as calculated below:

(in thousands)
Consideration paid to the Sellers
Cash consideration from historical Littelfuse	$189,000
Cash consideration from Credit Facility	161,000
Total consideration paid to CP Business Sellers	$350,000

5(b)

Represents an adjustment of $9,770 thousand to increase the carrying value of the CP Business’s inventories to adjust it to its preliminary estimated fair value. The fair value of finished goods and work-in-process inventory represents the estimated selling price less cost to dispose and a reasonable profit allowance for completing the selling effort. The fair value of work-in-process inventory also includes a reasonable profit allowance for completing the manufacturing effort.

5(c)

Represents the adjustment in carrying value of the CP Business’s property, plant and equipment from its historical gross book value to its preliminary estimated fair value. Of the total consideration, approximately $64,359 thousand relates to fixed assets as illustrated in the table below. The fair value estimate for fixed assets is preliminary and is determined based on the assumptions that market participants would use in pricing an asset, based on the most advantageous market for the asset (i.e., its highest and best use). This preliminary fair value estimate could include assets that are not intended to be used, may be sold or are intended to be used in a manner other than their best use. For purposes of the accompanying unaudited pro forma condensed combined financial information, it is assumed that all assets will be used in a manner that represents their highest and best use. The final fair value determination for fixed assets may differ from this preliminary determination. The fair value of fixed assets is determined primarily using a combination of the cost approach and the sales comparison approach.

USD in Thousands
	Estimated Useful Life (years)	Historical Carrying Amount	Fair Value Adjustment	Preliminary Fair Value
Land	N/A	$6,032	(1,602)	4,430
Buildings	10-33	14,511	3,377	17,888
Equipment	3-6	118,527	(79,041)	39,486
Construction in Progress	N/A	2,555	-	2,555
Accumulated depreciation and amortization		(102,693)	102,693	-

Total		$38,932	25,427	$64,359

5(d)

Represents the adjustments to eliminate historical CP Business intangibles and to record the preliminary estimated fair value of intangible assets identified upon the acquisition. Of the total consideration, approximately $109,000 thousand relates to identified intangible assets. The fair value estimate for identifiable intangible assets is preliminary and is determined based on the assumptions that market participants would use in pricing an asset, based on the most advantageous market for the asset (i.e., its highest and best use). This preliminary fair value estimate could include assets that are not intended to be used, may be sold or are intended to be used in a manner other than their best use. For purposes of the accompanying unaudited pro forma condensed combined financial information, it is assumed that all assets will be used in a manner that represents their highest and best use. The final fair value determination for identified intangibles may differ from this preliminary determination.

The fair value of identifiable intangible assets is determined primarily using the “income approach”, which is a valuation technique that provides an estimate of the fair value of an asset based on market participant expectations of the cash flows an asset would generate over its remaining useful life. Some of the more significant assumptions inherent in the development of the identifiable intangible assets valuations, from the perspective of a market participant, include the estimated after-tax cash flows that will be received for the intangible asset, the appropriate discount rate selected in order to measure the risk inherent in each future cash flow stream, the assessment of each asset’s life cycle, and competitive trends impacting the asset and each cash flow stream. No assurances can be given that the underlying assumptions used to prepare the discounted cash flow analysis will not change or the timely completion of each project to commercial success will occur. For these and other reasons, actual results may vary significantly from estimated results. The methodologies and significant assumptions utilized to value the intangible assets include using a discount rate that reflected the risks inherent in the cash flow stream as well as the nature of the asset. The general categories of the acquired identified intangible assets are expected to be the following:

1)	Customer lists, trademarks and tradenames - $53,000 thousand
2)	Patents, licenses and software - $56,000 thousand

5(e)

Prior to the Acquisition, the CP Business’s historical balance sheet included $80,000 thousand of goodwill. As a result of the Transaction, goodwill is calculated as the difference between the fair value of the consideration transferred and the values assigned to the identifiable tangible and intangible assets acquired and liabilities assumed. This adjustment of $67,850 thousand represents the adjustment to increase the historical goodwill carrying value of the CP Business to its preliminary estimated fair value per the purchase price allocation table in Note 5.

5(f)

Reflects deferred income tax liabilities resulting from fair value adjustments. The estimates of deferred tax liabilities were determined based on the book and tax basis differences of the fair value step-ups attributable to the net assets acquired at a weighted average tax rate of 25%. The weighted average tax rate was based upon the jurisdictions of the net assets acquired. This estimate of deferred income tax liabilities is preliminary and is subject to change based upon management’s final determination of the fair values of tangible and identifiable intangible assets acquired by jurisdiction.

5(g)

To record nonrecurring acquisition-related transaction costs incurred by the Company of $6,278 thousand not reflected in the historical financial statements of the Company. In accordance with ASC 805, acquisition-related transaction costs and certain acquisition restructuring and related charges are not included as a component of consideration transferred but are required to be expensed as incurred. The unaudited pro forma condensed combined balance sheet reflects the $6,278 thousand of costs as a reduction of cash with a corresponding decrease in retained earnings. These costs are not presented in the unaudited pro forma combined consolidated statement of operations because they will not have a continuing impact on the combined results.

5(h)	To record the elimination of the CP Business’s historical equity.

5(i)

To eliminate certain historical tax liabilities related to uncertain tax positions reflected in the historical financial statements of the CP Business that will continue to be an obligation of the Sellers and will not be assumed by the Company. These positions were taken by the Sellers in relation to the Acquisition, are not related to operations of the acquired entities and will not be recognized by Littelfuse at the close of the transaction.

6. Unaudited Pro Forma Condensed Combined Balance Sheet Adjustments Related to the Financing

6(a)	To fund the Acquisition, the Company borrowed an additional $161,000 thousand under its existing revolving credit facility.

7. Unaudited Pro Forma Condensed Combined Statement of Operations Adjustments Related to the Acquisition for the Year Ended January 2, 2016

7(a)

Represents the elimination of historic CP Business fixed asset depreciation of $7,239 thousand and the addition of recorded pro forma depreciation expense of $7,528 thousand on the portion of the purchase price allocated to fixed assets as follows:

	USD in Thousands
	Preliminary Fair Value	Estimated Useful Life (years)	Depreciation Expense
Land	4,430	N/A	-
Buildings	17,888	10-33	630
Equipment	39,486	3-6	6,900
Construction in Progress	2,555	N/A	-
Total	$64,359		$7,529
Less: CP Business Historical Depreciation for 12 ME 12/25/15			$7,239
Pro Forma adjustment for depreciation expense			$290

Based on the nature of the assets acquired, of the $290 thousand in incremental depreciation expense, $6 thousand was allocated to SG&A, $257 thousand was allocated to Cost of Sales and $27 thousand was allocated to Research and Development Expenses.

An increase/decrease of one year in the estimated useful lives would decrease/increase depreciation expense by $1,590 thousand for the year ended January 2, 2016. The effect of a 10% increase or decrease in preliminary estimated fair value would result in an increase or decrease of depreciation expense of $753 thousand for the year ended January 2, 2016.

7(b)

Represents the elimination of historic CP Business intangible asset amortization of $2,064 thousand and the addition of recorded pro forma amortization expense of $9,133 thousand on the portion of the purchase price allocated to definite-lived intangible assets as follows:

USD in Thousands
	Preliminary Fair Value	Estimated Useful Life (years)	Amortization Expense
Patents, licenses and software	56,000	10	5,600
Customer lists, trademarks and tradenames	53,000	15	3,533
Total	$109,000		$9,133
Less: CP Business Historical Amortization for 12 ME 12/25/15			2,064
Pro Forma adjustment for amortization expense			$7,069

Amortization expense has been calculated on a preliminary basis, using the straight-line method over the estimated useful life. An increase/decrease of one year in the estimated useful lives would decrease/increase amortization expense by $875 thousand for the year ended January 2, 2016. The effect of a 10% increase or decrease in preliminary estimated fair value would result in an increase or decrease of amortization expense of $913 thousand for the year ended January 2, 2016.

7(c)

Reflects the elimination of $3,616 thousand of direct, incremental transaction costs incurred by the Company related to the Acquisition that are reflected in the historical statement of operations. The impact of these direct, incremental transaction costs already incurred have been eliminated in the unaudited pro forma combined statement of operations since these costs are nonrecurring in nature. These charges include financial advisory fees, legal, accounting, other professional fees incurred by the Company that are directly related to the Acquisition.

7(d)

Represents the income tax effect for the unaudited pro forma combined statement of operations adjustments related to the acquisition of the CP Business calculated using a weighted average statutory tax rate of 23%. Because the adjustments contained in this unaudited pro forma combined financial information are based on estimates, the effective tax rate will likely vary from the effective rate in periods subsequent to the merger. Adjustments to established deferred tax assets and liabilities as well as the recognition of additional deferred tax assets and liabilities upon detailed analysis of the acquired assets and assumed liabilities may occur in conjunction with the finalization of the purchase accounting, and these items could be material.

8. Unaudited Pro Forma Condensed Combined Statement of Operations Adjustments Related to the Financing for the Year Ended January 2, 2016

8(a)

As stated above, the Company borrowed an additional $161,000 thousand under its revolving credit facility to finance the acquisition of the CP Business. This adjustment represents incremental interest expense of $2,761 thousand based on the one month LIBOR rate plus 1.5% (1.94% as of April 2, 2016) less the impact of commitment fees that would be owed on the unused portion of the facility, in accordance with the terms of the credit agreement. If the interest rate differed from the rates used in the pro forma interest expense above by 1/8% for the year ended January 2, 2016, interest expense would have increased or decreased by approximately $201 thousand for the year ended January 2, 2016.

8(b)	Represents the income tax effect of the pro forma adjustments related to the financing of the Acquisition calculated using a weighted average statutory rate of 38%.

8(c)

Littelfuse did not issue any stock or stock-based awards in connection with the Acquisition. Therefore, the number of weighted average common shares outstanding used to compute pro forma basic and diluted earnings per share are the same as the Littelfuse historical amounts.